EXHIBIT 11.1 COMPUTATION OF NET LOSS PER SHARE

                                                           Three Months                   Six Months
                                                               Ended                        Ended
                                                           June 30, 1996                June 30, 1996
                                                           -------------                -------------
Shares outstanding December 31, 1995 . . . . . . . . . .      6,652,059                    6,652,059
Weighted average shares for the Heartland acquisition
  as of January 1, 1996 involving 261,424 shares . . . .        261,424                      261,424
Weighted average shares for the ALS-Midwest
  acquisition involving 172,536 shares in May 1996 . . .         72,048                       36,024
Weighted average shares for the Crossings
  acquisition involving 2,007,049 shares in May 1996 . .        838,108                      419,054
Weighted average shares for the private equity
  transactions occurring in May 1996
  involving 430,281 shares . . . . . . . . . . . . . . .        179,678                       89,839
                                                            -----------                  -----------
Total  . . . . . . . . . . . . . . . . . . . . . . . . .      8,003,317                    7,458,400
                                                            ===========                  ===========
Net loss attributable to common shares . . . . . . . . .    $(2,574,000)                 $(4,376,000)
                                                            ===========                  ===========
Net loss per common and common equivalent shares . . . .    $     (0.32)                 $     (0.59)
                                                            ===========                  ===========